POWER OF ATTORNEY


	The undersigned, an executive officer of The Southern Company, hereby makes, constitutes, and appoints Myra C. Bierria, Melissa K. Caen, Laura O. Hewett and
James Y. Kerr II, my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange
Commission, Form ID and Initial Statement of Beneficial Ownership of Securities,
Statement of Changes in Beneficial Ownership, and Annual Statement of Changes in
Beneficial Ownership, on Forms 3, 4, and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as an executive officer of The Southern Company ceases, unless earlier revoked by me by written document delivered to the Corporate
Secretary of The Southern Company.

	Effective the 5th day of December, 2016.




			/s/
		Nancy Sykes